Exhibit 2.18

EXECUTION VERSION

Published CUSIP Number:

CREDIT AND GUARANTY AGREEMENT

Dated as of December 10, 2015

among

JAMES HARDIE INTERNATIONAL FINANCE LIMITED

and

JAMES HARDIE BUILDING PRODUCTS INC.,

as the Borrowers,

JAMES HARDIE INTERNATIONAL GROUP LIMITED

and

JAMES HARDIE TECHNOLOGY LIMITED,

as Guarantors,

JAMES HARDIE INDUSTRIES PLC,

as the Parent

HSBC BANK USA, NATIONAL ASSOCIATION,

as Administrative Agent,

HSBC BANK PLC,

as Swing Line Lender,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as L/C Issuer,

COMMONWEALTH BANK OF AUSTRALIA,

as Documentation Agent

and

The Other Lenders Party Hereto

HSBC BANK USA, NATIONAL ASSOCIATION,

MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC,

and

COMMONWEALTH BANK OF AUSTRALIA

as Joint Lead Arrangers and Joint Bookrunning Managers

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James Hardie Credit Agreement

ARTICLE V. REPRESENTATIONS AND WARRANTIES		76

5.01	Existence, Qualification and Power	76
5.02	Authorization; No Contravention	76
5.03	Governmental Authorization; Other Consents	77
5.04	Binding Effect	77
5.05	Financial Statements; No Material Adverse Effect	77
5.06	Litigation	78
5.07	No Default	78
5.08	Environmental Compliance	78
5.09	Margin Regulations; Investment Company Act	78
5.10	Disclosure	78
5.11	Compliance with Laws	79
5.12	OFAC	79
5.13	Anti-Corruption Laws	79
5.14	Pari Passu Ranking	79
5.15	Holding Company	79

ARTICLE VI. AFFIRMATIVE COVENANTS		80

6.01	Financial Statements	80
6.02	Certificates; Other Information	81
6.03	Notices	82
6.04	Payment of Obligations	83
6.05	Preservation of Existence, Etc.	83
6.06	Maintenance of Properties	83
6.07	Maintenance of Insurance	83
6.08	Compliance with Laws	84
6.09	Books and Records	84
6.10	Inspection Rights	84
6.11	Use of Proceeds	84
6.12	Additional Guarantors	84
6.13	Continued Listing on the ASX/NYSE	85

ARTICLE VII. NEGATIVE COVENANTS		85

A. COVENANTS OF THE LOAN PARTIES		85

7.01	Liens	85
7.02	Investments	86
7.03	Indebtedness	86
7.04	Fundamental Changes	87
7.05	Dispositions	88
7.06	Restricted Payments	89
7.07	Change in Nature of Business	89
7.08	Transactions with Affiliates	89
7.09	Burdensome Agreements	89
7.10	Use of Proceeds	90

James Hardie Credit Agreement

7.11	Financial Covenants	90
7.12	Sanctions	90
7.13	Anti-Corruption Laws	90

B. COVENANTS OF THE PARENT		90

7.01	AFFA Amendments	90
7.02	Change in Nature of Business	91

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		91

8.01	Events of Default	91
8.02	Remedies Upon Event of Default	93
8.03	Application of Funds	93

ARTICLE IX. ADMINISTRATIVE AGENT		95

9.01	Appointment and Authority	95
9.02	Rights as a Lender	95
9.03	Exculpatory Provisions	95
9.04	Reliance by Administrative Agent	97
9.05	Delegation of Duties	97
9.06	Resignation of Administrative Agent	97
9.07	Non-Reliance on Administrative Agent and Other Lenders	99
9.08	No Other Duties, Etc.	99
9.09	Administrative Agent May File Proofs of Claim	99
9.10	Guaranty Matters	100

ARTICLE X. GUARANTY		100

10.01	Guaranty	100
10.02	Rights of Lenders	101
10.03	Certain Waivers	101
10.04	Obligations Independent	101
10.05	Subrogation	101
10.06	Termination; Reinstatement	102
10.07	Subordination	102
10.08	Stay of Acceleration	102
10.09	Condition of Borrowers	102
10.10	Limitations with respect to Irish Guarantors	102
10.11	Keepwell	103

ARTICLE XI. MISCELLANEOUS		103

11.01	Amendments, Etc.	103
11.02	Notices; Effectiveness; Electronic Communication	105
11.03	No Waiver; Cumulative Remedies; Enforcement	107
11.04	Expenses; Indemnity; Damage Waiver	108

James Hardie Credit Agreement

11.05	Payments Set Aside	110
11.06	Successors and Assigns	110
11.07	Treatment of Certain Information; Confidentiality	115
11.08	Right of Setoff	116
11.09	Interest Rate Limitation	116
11.10	Counterparts; Integration; Effectiveness	117
11.11	Survival of Representations and Warranties	117
11.12	Severability	117
11.13	Replacement of Lenders	117
11.14	Governing Law; Jurisdiction; Etc.	118
11.15	Waiver of Jury Trial	119
11.16	No Advisory or Fiduciary Responsibility	120
11.17	Electronic Execution of Assignments and Certain Other Documents	120
11.18	USA PATRIOT Act	121
11.19	Judgment Currency	121
11.20	Designation as Senior Debt	121

SIGNATURES		S-1

James Hardie Credit Agreement

SCHEDULES

1.01(B)	Bilateral Credit Facilities
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.08	Environmental Matters
7.01	Existing Liens
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Form of Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Form of U.S. Tax Compliance Certificates

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James Hardie Credit Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 10, 2015, among JAMES HARDIE INTERNATIONAL FINANCE LIMITED, a private limited company duly incorporated under the laws of Ireland (“JHIFL” or the “Borrower Agent”) and JAMES HARDIE BUILDING PRODUCTS INC., a corporation duly incorporated under the laws of Nevada (“JHBP” and, together with JHIFL, the “Borrowers”, and each a “Borrower”), JAMES HARDIE INDUSTRIES PLC, a public limited company duly incorporated under the laws of Ireland, as the Parent (the “Parent”), JAMES HARDIE INTERNATIONAL GROUP LIMITED, a private limited company duly incorporated under the laws of Ireland (“Holdings”) and JAMES HARDIE TECHNOLOGY LIMITED, an exempt company duly incorporated under the laws of Bermuda (“JHT”, together with Holdings each a “Guarantor” and, collectively, the “Guarantors”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuer, and HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent and HSBC BANK PLC, as Swing Line Lender.

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means HSBC Bank USA, National Association in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower Agent and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“AFFA” means (i) the Amended and Restated Final Funding Agreement dated as of November 21, 2006 (as amended prior to the Closing Date and as further amended from time to time) among AICF, James Hardie Industries N.V., and the Performing Subsidiary party thereto from time to time, and the State of New South Wales together with (ii) the Amending Agreement—Parent Guarantee dated as of June 23, 2009 among AICF, the State of New South Wales and the Parent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

James Hardie Credit Agreement

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“AICF” means Asbestos Injuries Compensation Fund Limited in its personal capacity and as trustee for the Asbestos Injuries Compensation Fund.

“AICF Payments” means amounts paid by any member of the Consolidated Group (x) to the Performing Subsidiary in connection with the Performing Subsidiary’s payments to AICF pursuant to the terms of the AFFA (including, for the avoidance of doubt, amounts paid in respect of intercompany obligations from time to time owed by a member of the Consolidated Group to the Performing Subsidiary) or (y) under any Guarantee in connection therewith.

“Alternate Applicable Rate” means a per annum rate equal to:

(a)	with respect to the commitment fee, 0.25%.

(b)	with respect to LIBOR Loans and Letters of Credit, 1.50%; and

(c)	with respect to Base Rate Loans, 0.50%.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.16. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time unless the Alternate Applicable Rate shall apply in accordance with Section 2.08(b), the following percentages per annum, based upon the Consolidated Net Leverage Ratio as set forth below:

Applicable Rate
Pricing Level	Consolidated Net Leverage Ratio	Commitment Fee	LIBOR + Letters of Credit	Base Rate +
1	<0.75:1	0.200%	1.250%	0.250%
2	≥0.75:1 but <1.50:1	0.250%	1.500%	0.500%
3	≥1.50:1 but <2.25:1	0.300%	1.750%	0.750%
4	≥2.25:1	0.350%	2.000%	1.000%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the earlier of (i) the first day of the next Interest Period beginning after the date a Compliance Certificate is delivered pursuant to

James Hardie Credit Agreement

Section 6.02(a) or (ii) 30 days after the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date through February 29, 2016 shall be determined based upon Pricing Level 2.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means HSBC Bank USA, National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Commonwealth Bank of Australia in their capacities as joint lead arrangers and joint bookrunners.

“Asset Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes all or substantially all of the assets of a business, unit or division of a Person or constitutes all or substantially all of the common stock (or equivalent) of a Person.

“Asset Disposition” means any disposition of property or series of related dispositions of property that involves all or substantially all of the assets of a business, unit or division of a Person or constitutes all or substantially all of the common stock (or equivalent) of a Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended March 31, 2015 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

James Hardie Credit Agreement

“Base Rate” means the highest of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight Federal Funds Rate, and (z) LIBOR for an interest period of one month plus 1.00%.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bilateral Credit Facilities” means the term loan facilities (in each case as amended, restated, supplemented, waived or otherwise modified, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case, with the same or new agents, lenders, creditors or groups of lenders or creditors) set forth on Schedule 1.01(B).

“Borrower Agent” has the meaning specified in the introductory paragraph hereto.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Loan, means any such day that is also a London Banking Day.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

James Hardie Credit Agreement

“Cash Management Bank” means any Lender or an Affiliate of a Lender that enters into a Cash Management Agreement in its capacity as a party to such Cash Management Agreement.

“CBI Banking Authorization” means an authorization issued by the Central Bank of Ireland under section 9A of the Central Bank Act 1971 of Ireland

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50 % of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body (“voting stock”) of the Parent (and taking into account all such voting stock that such person or group has the right to acquire pursuant to any option right), other than as a result of (i) any transaction where the voting stock of the Parent immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the voting stock of such beneficial owner or (ii) any merger or consolidation of the Parent with or into any person or Subsidiary thereof (a “Permitted Person”) if immediately after such transaction no person or group is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such Permitted Person;

(2) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

James Hardie Credit Agreement

(3) the Parent ceases to own, directly or indirectly, 100% of the voting power of the Voting Stock of any Loan Party; or

(4) any “Change of Control” under and as defined in the Indenture in effect as of the Closing Date.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBOR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of LIBOR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including email delivery or any other form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Common Terms Deed Poll” means the James Hardie Group Common Terms Deed Poll as amended and restated on 21 January 2013, among the Parent and the Loan Parties in favor of the creditors listed therein.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, for the Consolidated Group, (1) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of: (a) Consolidated Net Income; (b) Consolidated Interest Expense; (c) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses); (d) Consolidated Depreciation and Amortization Expense;

James Hardie Credit Agreement

(e) Consolidated Non-cash Charges; less (2) non-cash items increasing Consolidated Net Income for such period, other than (a) the accrual of revenue consistent with past practice, and (b) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges; provided, that the calculation of Consolidated Adjusted EBITDA shall exclude any Excluded Amounts to the extent such exclusion is not already reflected in the component definitions of the calculation of Consolidated Adjusted EBITDA.

In calculating Consolidated Adjusted EBITDA for any period, if any Asset Disposition or Asset Acquisition (whether pursuant to a stock or an asset transaction), in each case with a fair market value (as determined in good faith by Holdings) greater than $100.0 million, shall have occurred since the first day of any twelve month period for which Consolidated Adjusted EBITDA is being calculated, such calculation shall give pro forma effect to such Asset Disposition or Asset Acquisition, as if the same had occurred at the beginning of the applicable four-quarter period, including, for the avoidance of doubt, any indebtedness incurred in connection with such Asset Disposition or Asset Acquisition (the “Pro Forma Determination”).

“Consolidated Depreciation and Amortization Expense” means with respect to the Consolidated Group for any period, the total amount of depreciation and amortization expense, including amortization of deferred financing fees, of the Consolidated Group and its Restricted Subsidiaries for such period on a consolidated basis and otherwise in accordance with GAAP.

“Consolidated Group” means the Parent, Holdings, each Loan Party and their Restricted Subsidiaries; provided that the Consolidated Group shall exclude, for the avoidance of doubt, (a) any Unrestricted Subsidiary and (b) any Excluded Entity.

“Consolidated Income Tax Expense” means, with respect to the Consolidated Group for any period the provision for federal, state, local and foreign income taxes of the Consolidated Group and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, at any date of determination, the ratio of Consolidated Adjusted EBITDA divided by Consolidated Interest Expense for the most recently ended four fiscal quarter period ending immediately prior to such date for which financial statements are available.

“Consolidated Interest Expense” means, for any period, the interest expense of the Consolidated Group for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount and deferred financing costs, non-cash interest payments, the interest component of all payments associated with Capitalized Lease Obligations, capitalized interest, net payments, if any, pursuant to interest rate-related Hedging Obligations and imputed interest with respect to Attributable Indebtedness but excluding write-offs associated with the amendment and restatement or repayment of indebtedness and excluding, to the extent otherwise included therein, any Excluded Amounts).

“Consolidated Net Debt” means, at any date of determination, the aggregate amount of all outstanding Indebtedness (less any unrestricted cash and cash equivalents to the extent not constituting Excluding Amounts) of the Consolidated Group determined on a consolidated basis in accordance with GAAP.

James Hardie Credit Agreement

“Consolidated Net Income” means, for any period, the consolidated Net Income (or loss) of the Consolidated Group for such period. Consolidated Net Income for such period of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by such Unrestricted Subsidiary to a Consolidated Group member in respect of such period.

“Consolidated Net Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Net Debt of the Consolidated Group to (b) Consolidated Adjusted EBITDA of the Consolidated Group for the most recently ended four fiscal quarter period ending immediately prior to such date for which financial statements are available. In the event that any Consolidated Group member incurs, redeems, retires, defeases or extinguishes any Consolidated Net Debt (other than Indebtedness under a revolving credit facility unless such Indebtedness has been permanently paid and not replaced) subsequent to the commencement of the period for which the Consolidated Net Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Net Leverage Ratio is made, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement, defeasance or extinguishment of Consolidated Net Debt as if the same had occurred at the beginning of the applicable four-quarter period. Notwithstanding anything to the contrary set forth in the definition of Consolidated Adjusted EBITDA (and all component definitions referenced in such definitions), whenever pro forma effect is to be given to any Asset Acquisition, Asset Disposition (in each case with a fair market value (as determined in good faith by Holdings) greater than $100 million) or incurrence, redemption, retirement, defeasance or extinguishment of Total Net Debt as if the same had occurred at the beginning of the applicable four-quarter period, the pro forma calculations shall be determined in good faith by a responsible officer of the Parent or Holdings.

“Consolidated Net Tangible Assets” means, in each case, with respect to the Consolidated Group the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all liabilities and liability items, except for Indebtedness payable by its terms more than one year from the date of incurrence thereof (or renewable or extendable at the option of the obligor for a period ending more than one year after such date of incurrence), capitalized rent, capital stock (including redeemable preferred stock) and surplus, surplus reserves and deferred income taxes and credits and other non-current liabilities, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expenses incurred in the issuance of debt, and other like intangibles which, in each case, under generally accepted accounting principles in effect on the date of this Agreement would be included on a consolidated balance sheet of the Consolidated Group; provided, that the calculation of Consolidated Net Tangible Assets shall exclude, to the extent otherwise included therein, any Excluded Amounts.

“Consolidated Non-cash Charges” means, with respect to the Consolidated Group for any period, the aggregate noncash expenses of the Consolidated Group and its Subsidiaries (including without limitation any minority interest) reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP.

James Hardie Credit Agreement

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Ratings” means JHIFL’s or JHIGL’s, as applicable, long-term senior unsecured non-credit enhanced rating from each of Standard & Poor’s Financial Group, a division of The McGraw Hill Companies (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s”).

“Credit Extension” means each Borrowing and each L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, examinership, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower Agent, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with

James Hardie Credit Agreement

any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower Agent, to confirm in writing to the Administrative Agent and the Borrower Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower Agent, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Holdings or any of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as “Designated Non-cash Consideration” pursuant to a certificate signed by a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Holdings or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of capital stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Holdings or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of Holdings or any Restricted Subsidiary; or

(3) any other assets or property of Holdings or any Restricted Subsidiary outside of the ordinary course of business of Holdings or such Restricted Subsidiary.

James Hardie Credit Agreement

Notwithstanding the foregoing, none of the following shall be deemed to be a Disposition:

(1) a disposition by a Restricted Subsidiary to Holdings or by Holdings or a Restricted Subsidiary to a Restricted Subsidiary;

(2) [Reserved]

(3) a sale, contribution, conveyance or other transfer of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction by or to a Receivables Entity in a Qualified Receivables Transaction;

(4) the license, sublicense or cross-license of Intellectual Property or other intangibles;

(5) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(6) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7) the granting of security interests not prohibited by Section 7.01;

(8) the disposition by Holdings or any of its Restricted Subsidiaries in the ordinary course of business of (i) cash and cash equivalents, (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, worn out or obsolete assets or assets that, in Holdings’ reasonable judgment, are no longer used or useful in the business of Holdings or its Restricted Subsidiaries, or (iv) rights granted to others pursuant to leases or licenses, to the extent not materially interfering with the operations of Holdings or its Restricted Subsidiaries;

(9) a Restricted Payment that does not violate Section 7.06 or any Investment by Holdings or a Restricted Subsidiary that does not constitute a Restricted Payment;

(10) any exchange of assets for assets (including a combination of assets) (which assets may include Equity Interests or any securities convertible into, or exercisable or exchangeable for, Equity Interests, but which assets may not include any Indebtedness) of comparable or greater market value or usefulness to the business of Holdings and its Restricted Subsidiaries, taken as a whole, which in the event of an exchange of assets with a fair market value in excess of (a) $50.0 million shall be evidenced by a certificate signed by a Responsible Officer and (b) $100.0 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of Holdings; provided that Holdings may apply any cash or cash equivalents received in any such exchange of assets pursuant to Section 2.05(a);

(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12) the issuance by Holdings or a Restricted Subsidiary of preferred stock or any convertible securities;

James Hardie Credit Agreement

(13) any sale of assets received by Holdings or any Restricted Subsidiary upon foreclosure on a security interest;

(14) the unwinding of any Hedging Obligations (including sales under forward contracts);

(15) any dispositions to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements;

(16) the lease or sublease of office space;

(17) the abandonment, farm-out, lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(18) dispositions of property pursuant to casualty events;

(19) a single transaction or series of related transactions that involve the disposition of assets with a fair market value (as determined in good faith by Holdings) of less than $50.0 million; and

(20) any sale or disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“ECB Banking Authorization” means: (i) in the case of a license issued under section 9 of the Central Bank Act 1971 of Ireland prior to 4 November 2014, such a license which is deemed in accordance with the SSM Regulation to be an authorization granted by the European Central Bank under the SSM Regulation; or (ii) in any other case, an authorization granted under the SSM Regulation on the application therefor under section 9 of the Central Bank Act 1971 of Ireland.

James Hardie Credit Agreement

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding any debt securities that are convertible into such shares or other interests in such Person.

“Equity Offering” means a public or private sale for cash of common stock of a Loan Party (or any direct or indirect parent company of a Loan Party to the extent the net cash proceeds therefrom are contributed to such Loan Party), other than (i) public offerings with respect to common stock of any Loan Party registered on Form F-4, Form S-4 or Form S-8 or (ii) any sale to any Subsidiary of any Loan Party.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Amounts” means with respect to any Person and its Restricted Subsidiaries, without duplication, the total amount of (i) asbestos-related liabilities, assets, income, gains, losses and charges other than AICF Payments, (ii) AICF selling, general & administrative expenses, (iii) ASIC-related expenses, recoveries and asset impairments and (iv) New Zealand product liability expenses incurred by such Persons for such period on a consolidated basis and otherwise in accordance with GAAP.

“Excluded Entities” means AICF (and Asbestos Injuries Compensation Fund Limited in its personal capacity) and each of the following entities: (i) Amaba Pty Limited (CAN 000 387 342), (ii) Amaca Pty Limited (ACN 000 035 512), (iii) ABN 60 Pty Limited (ACN 000 009 263), and (iv) Marlew Mining Pty Limited (formerly known as Asbestos Mines Pty Limited) (ACN 000 049 650).

James Hardie Credit Agreement

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Agent under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Letter(s) of Credit” means those Letters of Credit set forth on Schedule 2.03.

“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation adopted pursuant to such published intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate published for such day (or, if such day is not a Business Day, published for the immediately preceding Business Day) by the Federal Reserve Bank of New York for overnight Federal funds transactions with members of the Federal Reserve System, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the (i) letter agreement, dated October 8, 2015, among each Borrower, L/C Issuer and Wells Fargo Securities, LLC; (ii) letter agreement, dated October 8, 2015,

James Hardie Credit Agreement

among each Borrower and Documentation Agent; (iii) letter agreement, dated October 8, 2015, among each Borrower, Bank of America, N.A., and Merrill Lynch, Pierce, Fenner & Smith Incorporated; and (iv) letter agreement, dated October 8, 2015, among each Borrower and the Administrative Agent.

“Foreign Lender” means (a) if the relevant Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the relevant Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means the Consolidated Group and any Unrestricted Subsidiary.

“Group Adjusted EBITDA” means, for any period, for the Group, (1) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of: (a) Group Net Income; (b) Group Interest Expense; (c) Group Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses); (d) Group Depreciation and Amortization Expense; (e) Group Non-cash Charges; less (2) non-cash items

James Hardie Credit Agreement

increasing Group Net Income for such period, other than (a) the accrual of revenue consistent with past practice, and (b) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Group Non-cash Charges; provided, that the calculation of Group Adjusted EBITDA shall (i) exclude any Excluded Amounts to the extent such exclusion is not already reflected in the component definitions of the calculation of Group Adjusted EBITDA and (ii) give effect to the Pro Forma Determination.

“Group Depreciation and Amortization Expense” means with respect to the Group for any period, the total amount of depreciation and amortization expense, including amortization of deferred financing fees, of the Group for such period on a consolidated basis and otherwise in accordance with GAAP.

“Group Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes of the Group for such period as determined on a consolidated basis in accordance with GAAP.

“Group Interest Expense” means, for any period, the interest expense of the Group for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount and deferred financing costs, non-cash interest payments, the interest component of all payments associated with Capitalized Lease Obligations, capitalized interest, net payments, if any, pursuant to interest rate related Hedging Obligations and imputed interest with respect to Attributable Indebtedness but excluding write offs associated with the amendment and restatement or repayment of indebtedness and excluding, to the extent otherwise included therein, any Excluded Amounts).

“Group Net Debt” means, at any date of determination, the aggregate amount of all outstanding Indebtedness (less any unrestricted cash and cash equivalents to the extent not constituting Excluding Amounts) of the Group determined on a consolidated basis in accordance with GAAP.

“Group Net Income” means, for any period, the consolidated Net Income (or loss) of the Group for such period.

“Group Non-cash Charges” means, with respect to the Group for any period, the aggregate noncash expenses of the Group (including without limitation any minority interest) reducing Group Net Income for such period, determined on a consolidated basis in accordance with GAAP.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or

James Hardie Credit Agreement

cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Trust Deed” means the deed entitled “Guarantee Trust Deed” dated 19 December 2006 between the Parent (then known as James Hardie Industries N.V.) and AET Structured Finance Services Pty Limited.

“Guaranteed Party” means the Administrative Agent, the L/C Issuer, the Swing Line Lender, the Lenders, each Cash Management Bank and each Hedge Bank.

“Guarantors” means, collectively, Holdings and JHT, and each additional Guarantor designated pursuant to Section 6.12.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, in Article X of this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Lender or an Affiliate of a Lender that is a party to or enters into a contract evidencing Hedging Obligations, in its capacity as a party to such contract.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices or availability, either generally or under specific contingencies, and including both physical and financial settlement transactions.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“HSBC” means HSBC Bank USA, National Association and its successors.

“Indebtedness” of any Person at any date means, without duplication:

(a) all liabilities, contingent or otherwise, of such Person for borrowed money;

James Hardie Credit Agreement

(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services and except obligations to pay a contingent purchase price as long as such obligation remains contingent;

(e) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person (but excluding any accrued but unpaid dividends);

(f) all Capitalized Lease Obligations of such Person;

(g) all Indebtedness of others secured by a security interest on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(h) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of (i) the Consolidated Group that is guaranteed by any Consolidated Group member shall only be counted once in the calculation of the amount of Indebtedness of the Consolidated Group on a consolidated basis and (ii) Holdings or the Restricted Subsidiaries that is guaranteed by Holdings or a Restricted Subsidiary shall only be counted once in the calculation of the amount of Indebtedness of Holdings and the Restricted Subsidiaries on a consolidated basis; and

(i) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (g), the lesser of (a) the fair market value (as determined in good faith by Holdings) of any asset subject to a security interest securing the Indebtedness of others on the date that the security interest attaches and (b) the amount of the Indebtedness secured. For purposes of clause (e), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Agreement. For the avoidance of doubt, the obligations and liabilities in respect to AICF Payments do not constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

James Hardie Credit Agreement

“Indenture” means that certain Indenture dated as February 10, 2015 of the 5.875% Senior Notes due 2023, or any successor indenture in respect of notes issued in the public markets or under Rule 144A.

“Information” has the meaning specified in Section 11.07.

“Intellectual Property” means (a) any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; (b) any interest in any of them; and (c) the benefit of all applications and rights.

“Intercreditor Deed” means the deed so entitled dated 19 December 2006 between the State of New South Wales, the Parent (then known as James Hardie Industries N.V.), Asbestos Injuries Compensation Fund Limited in its capacity as trustee for the Charitable Fund and AET Structured Finance Services Pty Limited as amended by the letter dated 19 December 2006 between the same parties.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one week, one month, three months or six months thereafter (in each case, subject to availability), as selected by the applicable Borrower in its Committed Loan Notice or such other period as agreed to by the Administrative Agent; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial

James Hardie Credit Agreement

satisfaction thereof from financially troubled account debtors and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of Unrestricted Subsidiary and Section 7.06, (a) “Investments” shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Holdings; and (c) any transfer of capital stock that results in an entity which became a Restricted Subsidiary after the Closing Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by Holdings in good faith as of the date of initial acquisition) of the capital stock of such entity owned by Holdings and the Restricted Subsidiaries immediately after such transfer.

“Irish Borrower” means JHIFL.

“Irish Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and:

(a)	which is the holder of an ECB Banking Authorization or CBI Banking Authorization which is carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA) and whose Facility Office is located in Ireland; or

(b)	which is a building society (as defined for the purposes of Section 256(1) of the TCA) and which is carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA) and whose Facility Office is located in Ireland; or

(c)	which is an authorized credit institution under the terms of Directive 2013/36/EU and has duly established a branch in Ireland having made all necessary notifications to its home state competent authorities required thereunder (and, where applicable in accordance with the SSM Regulation in relation to its intention to carry on banking business in Ireland and such credit institution is carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA) and whose Facility Office is located in Ireland; or

(d)	which is a body corporate:

(i)	which, by virtue of the law of a Relevant Territory is resident in the Relevant Territory for the purposes of tax and that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory by bodies corporate from sources outside that Relevant Territory; or

James Hardie Credit Agreement

(ii)	which is in receipt of interest under a Loan Document which:

(x) is exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction that is in force on the date the relevant interest is paid; or

(y) would be exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction signed on or before the date on which the relevant interest is paid but not in force on that date, assuming that treaty had the force of law on that date;

provided that, in the case of both (i) and (ii) above, such body corporate does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency; or

(e)	in the case only where an Irish Borrower is a qualifying company within the meaning of Section 110 of the TCA, which is a person which by virtue of the law of a Relevant Territory is resident in a Relevant Territory for the purposes of tax provided that such person does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland; or

(f)	which is a U.S. corporation that is incorporated under the laws of the United States, any State thereof or the District of Columbia and is subject to tax in the United States on its worldwide income, provided that such U.S. corporation does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency; or

(g)	which is a U.S. LLC, where the ultimate recipients of the interest payable to that LLC satisfy the requirements set out in (d) or (f) above and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes, provided that such LLC does not provide its commitment in connection with a trade or business which is carried on by it in Ireland through a branch or agency; or

(h)	which is a body corporate:

(i)	which advances money in the ordinary course of a trade which includes the lending of money;

(ii)	in whose hands any interest payable in respect of money so advanced is taken into account in computing the trading income of that body corporate;

James Hardie Credit Agreement

(iii)	which has complied with the notification requirements set out in Section 246(5)(a) of the TCA; and

(iv)	whose Facility Office is located in Ireland; or

(i)	which is a qualifying company (within the meaning of section 110 of the TCA) and whose Facility Office is located in Ireland; or

(j)	which is an investment undertaking (within the meaning of Section 739B of the TCA) and whose Facility Office is located in Ireland; or

(k)	which is an exempted approved scheme within the meaning of section 774 of the TCA whose Facility Office is located in Ireland; or

(l)	which is a Treaty Lender.

“IRS” means the United States Internal Revenue Service.

“Irish Guarantor” means a Guarantor incorporated or existing under the laws of Ireland.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and a Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“JH Insurance” means James Hardie Insurance Ltd, a company incorporated in Guernsey.

“JHT” has the meaning specified in the introductory paragraph hereto.

“Judgment Currency” has the meaning specified in Section 11.19.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

James Hardie Credit Agreement

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Wells Fargo Bank, National Association, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Agent and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“LIBOR” means:

(a) for any Interest Period with respect to a LIBOR Loan, the London interbank offered rate as administered by ICE Benchmark Administration or such other rate per

James Hardie Credit Agreement

annum as is widely recognized as the successor thereto if the ICE Benchmark Administration is no longer making a London interbank offered rate available, as published by Bloomberg or such other commercially available information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case, at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that (x) notwithstanding the foregoing, if LIBOR would otherwise be less than zero, LIBOR shall instead be deemed for all purposes of this Agreement to be zero and (y) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“LIBOR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of LIBOR.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement and the Fee Letters.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Acquisition” means any acquisition in respect of which acquisition consideration is equal to or exceeds $100 million in the aggregate.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, liabilities (actual or contingent), or financial condition of

James Hardie Credit Agreement

the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Maturity Date” means the earlier of (a) December 10, 2020 and (b) the date that the Aggregate Commitments are terminated in full in accordance with Section 2.06(b); provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Available Cash” from a Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees (including financial and other advisory fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable law, be repaid out of the proceeds from such Disposition;

(3) all distributions and other payments required to be made to non-controlling interest holders in Subsidiaries or joint ventures as a result of such Disposition; and

James Hardie Credit Agreement

(4) appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Disposition and retained by Holdings or any Restricted Subsidiary after such Disposition.

“Net Income” means, for any period, the consolidated net income (or loss) of any Person and its applicable consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

(1) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto);

(2) the portion of net income of any Persons allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Persons;

(3) gains or losses in respect of any sales of capital stock or asset sales outside the ordinary course of business (including in a Sale and Leaseback Transaction) by such Person;

(4) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(5) any fees, expenses and other costs incurred or paid (and write offs recorded) in connection with this Agreement, the Bilateral Credit Facilities, or other Indebtedness;

(6) nonrecurring or unusual gains or losses;

(7) the net after tax effects of adjustments in the inventory, property and equipment, goodwill and intangible assets line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting or the amortization or write off of any amounts thereof;

(8) any fees and expenses incurred (and write offs recorded) during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset sale, issuance or repayment or amendment or restatement of indebtedness, issuance of stock, stock options or other equity based awards, refinancing transaction or amendment or modification of any debt instrument (including without limitation any such transaction undertaken but not completed);

(9) any gain or loss recorded in connection with the designation of a discontinued operation (exclusive of its operating income or loss);

(10) any non-cash compensation or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity based awards;

James Hardie Credit Agreement

(11) any expenses or charges (including any break costs, early redemption premium, make whole payments, liquidated damages or other penalties) related to any Equity Offering, Asset Disposition, merger, amalgamation, consolidation, arrangement, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture in effect as of the Closing Date (including an exchange or refinancing thereof or amendment or modification of any debt instrument or issuance of stock) (whether or not successful);

(12) any non-cash impairment, restructuring or special charge or asset write off or write down, and the amortization or write off of intangibles;

(13) Excluded Amounts; and

(14) any swap break or reset costs incurred and paid as part of any termination of any Hedging Obligations.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, all Cash Management Obligations and all Hedging Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

James Hardie Credit Agreement

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Parent” means James Hardie Industries plc, a public limited company duly incorporated under the laws of Ireland.

“Pari Passu Indebtedness” means any Indebtedness of the Borrower or any Guarantor that ranks pari passu in right of payment with the Loans.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Performing Subsidiary” means James Hardie 117 Pty Limited or any other entity substituted as a Performing Subsidiary under the AFFA.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Determination” has the meaning specified in the definition of “Consolidated Adjusted EBITDA”.

“Public Lender” has the meaning specified in Section 6.02.

James Hardie Credit Agreement

“Qualified ECP Guarantor” has the meaning specified in Section 10.11.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of Holdings.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Holdings or any of its Restricted Subsidiaries pursuant to which Holdings or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1) a Receivables Entity (in the case of a transfer by Holdings or any of its Restricted Subsidiaries), or

(2) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Holdings or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms in all material respects at the time of such transaction (as determined in good faith by Holdings). The grant of a security interest in any accounts receivable of Holdings or any of its Restricted Subsidiaries to secure Indebtedness under Credit Facilities shall not be deemed a Qualified Receivables Transaction.

“Qualifying Subsidiary” means any Subsidiary which, by itself or when aggregated with one or more other Qualifying Subsidiaries, has a QS Adjusted EBITDA in an amount sufficient that when added to the Consolidated Adjusted EBITDA the Consolidated Adjusted EBITDA then equals at least 70% of the Group Adjusted EBITDA; provided, that such Subsidiary shall constitute a Qualified ECP Guarantor.

“QS Adjusted EBITDA” means, for any period, for the applicable Qualifying Subsidiary, (1) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of: (a) QS Net Income; (b) QS Interest Expense; (c) QS Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses); (d) QS Depreciation and Amortization Expense; (e) QS Non-cash Charges; less (2) non-cash items increasing QS Net Income for such period, other than (a) the accrual of revenue consistent with past practice, and (b) reversals of prior accruals or reserves for cash items previously excluded in the calculation of QS Non-cash Charges; provided, that the calculation of QS Adjusted EBITDA shall exclude any Excluded Amounts to the extent such exclusion is not already reflected in the component definitions of the calculation of QS Adjusted EBITDA provided, that the calculation of QS Adjusted EBITDA shall give effect to the Pro Forma Determination.

James Hardie Credit Agreement

“QS Depreciation and Amortization Expense” means with respect to any Qualifying Subsidiary for any period, the total amount of depreciation and amortization expense, including amortization of deferred financing fees, of the Qualifying Subsidiary for such period on a consolidated basis and otherwise in accordance with GAAP.

“QS Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes of any Qualifying Subsidiary for such period in accordance with GAAP.

“QS Interest Expense” means, for any period, the interest expense of any Qualifying Subsidiary for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount and deferred financing costs, non-cash interest payments, the interest component of all payments associated with Capitalized Lease Obligations, capitalized interest, net payments, if any, pursuant to interest rate related Hedging Obligations and imputed interest with respect to Attributable Indebtedness but excluding write offs associated with the amendment and restatement or repayment of indebtedness and excluding, to the extent otherwise included therein, any Excluded Amounts).

“QS Net Debt” means, at any date of determination, the aggregate amount of all outstanding Indebtedness (less any unrestricted cash and cash equivalents to the extent not constituting Excluding Amounts) of any Qualifying Subsidiary in accordance with GAAP.

“QS Net Income” means, for any period, the consolidated Net Income (or loss) of the Qualifying Subsidiary for such period.

“QS Non-cash Charges” means, with respect to any Qualifying Subsidiary for any period, the aggregate noncash expenses of such Qualifying Subsidiary (including without limitation any minority interest) reducing GS Net Income for such period, determined on a consolidated basis in accordance with GAAP.

“Receivables Entity” means (a) a wholly-owned Subsidiary of Holdings that is designated by the Board of Directors of Holdings (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with Holdings, which Person engages in the business of the financing of accounts receivable, and in the case of either clause (a) or (b):

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity:

(A) is Guaranteed by Holdings or any Restricted Subsidiary of Holdings (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(B) is recourse to or obligates Holdings or any Restricted Subsidiary of Holdings in any way (other than pursuant to Standard Securitization Undertakings), or

James Hardie Credit Agreement

(C) subjects any property or asset of Holdings or any Restricted Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings);

(2) the entity is not an Affiliate of Holdings or is an entity with which neither Holdings nor any Restricted Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms that Holdings reasonably believes to be no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings; and

(3) is an entity to which neither Holdings nor any Restricted Subsidiary of Holdings has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Holdings shall be evidenced to the Trustee by providing the Trustee a certified copy of the resolution of the Board of Directors of Holdings giving effect to such designation and a certificate signed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Territory” means (i) a member state of the European Communities (other than Ireland); or (ii) to the extent not a member state of the European Communities, a jurisdiction with which Ireland has entered into a double taxation treaty that either has the force of law by virtue of section 826(1) of the TCA or which will have the force of law on completion of the procedures set out in section 826(1) of the TCA.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (C) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

James Hardie Credit Agreement

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any of the following:

(a) the declaration or payment of any dividend or any other distribution on Equity Interests of Holdings or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of Holdings, including, without limitation, any payment in connection with any merger or consolidation involving Holdings but excluding dividends or distributions payable solely in Qualified Equity Interests of Holdings or through accretion or accumulation of such dividends on such Equity Interests;

(b) the redemption of any Equity Interests of Holdings, including, without limitation, any payment in connection with any merger or consolidation involving Holdings; or

(c) any Investment in an Unrestricted Subsidiary.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Holdings that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Committed Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Sanctions” has the meaning specified in Section 5.12.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any agreement evidencing Hedging Obligations entered into by and between any Loan Party and any Hedge Bank.

“SSM Regulation” means Council Regulation (EU) No 1024/2013 of 15 October 2013 conferring specific tasks on the European Central Bank concerning policies relating to the prudential supervision of credit institutions.

James Hardie Credit Agreement

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdings or any Restricted Subsidiary of Holdings that, taken as a whole, are customary in an accounts receivable transaction (as determined in good faith by Holdings).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of such Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means HSBC Bank plc in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

James Hardie Credit Agreement

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCA” means the Taxes Consolidation Act 1997 of Ireland.

“Threshold Amount” means $50,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Net Debt” means, at any date of determination, the aggregate amount of all outstanding Indebtedness (less any unrestricted cash and cash equivalents to the extent not constituting Excluded Amounts) of the Consolidated Group determined on a consolidated basis in accordance with GAAP.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Treaty Lender” means a Lender (other than a Lender falling within paragraph (d), (e), (f) or (g) of the definition of Irish Qualifying Lender) which is on the date any relevant payment is made entitled under a double taxation agreement (a “Treaty”) in force on that date (subject to the completion of any procedural formalities other than any procedural formalities which relate specifically to the business or nature of the person making the payment) to that payment without any Tax deduction.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a LIBOR Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

James Hardie Credit Agreement

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) James Hardie 117 Pty Ltd (unless, such Person has been designated as a Restricted Subsidiary after the Closing Date as provided below) and (b) any other Subsidiary of Holdings other than JHIFL or JHBP that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Holdings after the Closing Date, as provided below) and (c) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Holdings may designate any Subsidiary of Holdings (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary after the Closing Date unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any lien on, any property of, Holdings or any Restricted Subsidiary of Holdings (other than any Subsidiary of the Subsidiary to be so designated), provided that (i) such designation complies with Section 6.12 and (ii) each of (1) the Subsidiary to be so designated and (2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any Restricted Subsidiary. The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be notified by Holdings to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the board resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions. For the avoidance of doubt, Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” has the meaning set forth in the definition of Change of Control.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference

James Hardie Credit Agreement

to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of such Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP

James Hardie Credit Agreement

prior to such change therein and (B) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any comparable or successor rate thereto.

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or LIBOR Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon a Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan

James Hardie Credit Agreement

Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans. Each Borrowing of, conversion to or continuation of LIBOR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether such Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of LIBOR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, whether the Alternate Applicable Rate should be applied to the Loans and (vi) if applicable, the duration of the Interest Period with respect thereto. If the applicable Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of HSBC with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by a Borrower, there are Swing Line Loans or L/C Borrowings outstanding to such Borrower, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Swing Line Loans, second, shall be applied to the payment in full of any such L/C Borrowings, and third, shall be made available to such Borrower as provided above.

James Hardie Credit Agreement

(c) Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as LIBOR Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the Lenders of any change in HSBC’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of a Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of a Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the applicable Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

James Hardie Credit Agreement

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, unless otherwise agreed, in the case of a standby Letter of Credit;

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the applicable Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

James Hardie Credit Agreement

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

James Hardie Credit Agreement

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

James Hardie Credit Agreement

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), such Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the applicable Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

James Hardie Credit Agreement

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the applicable Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by such Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

James Hardie Credit Agreement

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the applicable Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the applicable Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the applicable Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice such Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such

James Hardie Credit Agreement

Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the applicable Borrower or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the L/C Issuer. The applicable Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude a Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any

James Hardie Credit Agreement

instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the applicable Borrower for, and the L/C Issuer’s rights and remedies against such Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The applicable Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.16, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for the account of such Borrower equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, that, notwithstanding the foregoing, no Letter of Credit Fee shall be less than $500 per annum for each Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The applicable Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued for the account of such Borrower, at the rate per annum specified in the Fee Letters, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June,

James Hardie Credit Agreement

September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the applicable Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Monthly Report. The L/C Issuer, on the last Business Day of each month until the Maturity Date, shall calculate the L/C Obligations on such date in respect of Letters of Credit issued by it and shall promptly send notice in a form reasonably acceptable to the Administrative Agent of such L/C Obligations to the Administrative Agent and the Borrower Agent.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, (y) no Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

James Hardie Credit Agreement

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may, but not less frequently than once per week, shall request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

James Hardie Credit Agreement

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans made to it, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

James Hardie Credit Agreement

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. Each Borrower shall make all payments of principal and interest in respect of the Swing Line Loans made to it directly to the Swing Line Lender.

2.05 Prepayments.

(a) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of LIBOR Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of LIBOR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if LIBOR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

James Hardie Credit Agreement

(b) The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrowers shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

2.06 Termination or Reduction of Commitments. (a) Optional. The Borrower Agent may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower Agent shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(b) Mandatory. Upon the 90th day after the occurrence of a Change of Control, the Aggregate Commitments shall terminate in full.

2.07 Repayment of Loans.

(a) Each of the Borrowers hereby unconditionally promises on a joint and several basis to pay to the Administrative Agent for the account of the Lenders the aggregate unpaid principal amount of all Committed Loans outstanding on the Maturity Date and all interest, fees and other amounts payable hereunder on such date.

James Hardie Credit Agreement

(b) Unless refunded as a Base Rate Committed Loan, each of the Borrowers hereby unconditionally promises on a joint and several basis to pay to the Swing Line Lender the aggregate unpaid principal amount of all Swing Line Loans outstanding on the earlier of (i) the date that occurs ten Business Days after such Swing Line Loan is made and (ii) the Maturity Date and all interest, fees and other amounts payable hereunder on such date.

2.08 Interest.

(a) Subject to the provisions of subsections (b) and (c) below, (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) The Alternate Applicable Rate shall apply if (i) the Corporate Ratings is at least BBB- from S&P, and at least Baa3 from Moody’s and (ii) the Borrower Agent elects to apply the Alternate Applicable Rate to the Loans by written notice to the Administrative Agent pursuant to Section 2.02(a)(v).

(c) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i) If any amount (other than principal of any Loan) payable by a Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the request of the Required Lenders, while any Event of Default exists that is not referred to above in this Section 2.08(c) (unless at such time the Alternate Applicable Rate shall apply as set forth in clause (b) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

James Hardie Credit Agreement

Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans determined by reference to the Administrative Agent’s announced prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

James Hardie Credit Agreement

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Borrower Agent or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the applicable Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

James Hardie Credit Agreement

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of LIBOR Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the

James Hardie Credit Agreement

date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of the Administrative Agent and Lenders Several. The obligations of the Administrative Agent and the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater

James Hardie Credit Agreement

proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower Agent may from time to time, request an increase in the Aggregate Commitments to an amount (including all such requests) not exceeding $750,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Borrower Agent may make a maximum of three such requests in any year. At the time of sending such notice, the Borrower Agent (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

James Hardie Credit Agreement

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower Agent and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (not to be unreasonably withheld or delayed), the Borrower Agent may also invite one or more additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower Agent shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower Agent and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower Agent shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15 Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrowers shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

James Hardie Credit Agreement

(b) Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at HSBC. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.05, 2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

James Hardie Credit Agreement

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower Agent may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Agent, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by a Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

James Hardie Credit Agreement

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C) With respect to any fee payable under Section 2.09(a) any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b) Defaulting Lender Cure. If the Borrower Agent, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth

James Hardie Credit Agreement

therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17 Appointment and Authorization of Borrower Agent.

(a) JHBP hereby designates, appoints, authorizes and empowers JHIFL as its agent and hereby irrevocably authorizes and directs JHIFL to take such action on its behalf under the provisions of this Agreement and the other Loan Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder, and such other powers as are reasonably incidental thereto, including, without limitation, to submit on behalf of JHBP Requests for Extension of Credit, Letter of Credit Applications and applicable Requisite Notices in accordance with the provisions of this Agreement, each such document to be submitted by JHIFL to the applicable recipient as soon as practicable after its receipt of a request to do so from JHBP.

(b) JHIFL is further authorized and directed by JHBP to take all such actions on behalf of JHBP necessary to exercise the specific powers granted in Section 2.17(a) and to perform such other duties hereunder and under the other Loan Documents, and deliver such documents as delegated to or required of JHIFL. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Documents from JHIFL as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to JHBP hereunder to JHIFL on behalf of JHBP. JHBP agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by JHIFL shall be deemed for all purposes to have been made by JHBP and shall be binding upon and enforceable against JHBP to the same extent as if the same had been made directly by JHBP.

(c) JHIFL may perform any of its duties hereunder or under any of the other Loan Documents by or through its agents or employees.

James Hardie Credit Agreement

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent with consent of the Loan Parties, such consent not to be unreasonably withheld) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

James Hardie Credit Agreement

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt or other similar evidence issued or made available by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

James Hardie Credit Agreement

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Agent and the Administrative Agent, at the time or times reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrower Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that each Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall, to the extent U.S. federal tax laws so allow, deliver to the Borrower Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS

James Hardie Credit Agreement

Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Agent or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by

James Hardie Credit Agreement

Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Agent and the Administrative Agent in writing of its legal inability to do so.

(iv) Each Lender shall, on or before the date it becomes a party hereto, inform the Irish Borrower whether it is an Irish Qualifying Lender. Any such Lender shall also promptly notify the Borrower Agent if it subsequently ceases to be an Irish Qualifying Lender or subsequently becomes an Irish Qualifying Lender.

(v) If a Lender with respect to a Loan to an Irish Borrower fails to confirm that it is an Irish Qualifying Lender in accordance with Section 3.01(e)(iv) then such Lender shall be treated for purposes of this Agreement as if it was not an Irish Qualifying Lender until such time as it confirms that it is an Irish Qualifying Lender.

(vi) Notwithstanding anything to the contrary in any Loan Document (but subject to the proviso in this Section 3.01(e)(vii), no Irish Borrower shall be required to make an increased payment to a Lender under this Section 3.01 or any Loan Document for any Tax deduction imposed under the laws of Ireland from a payment of interest by any Irish Borrower under a Loan Document if:

(i) on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax deduction if the Lender was an Irish Qualifying Lender but, on that date, the Lender is not or has ceased to be an Irish Qualifying Lender other than as a result of any change after the date it became a Lender under a Loan Document in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant tax authority, or

(ii) the relevant Lender is a Treaty Lender and the applicable Irish Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax deduction had the Treaty Lender complied with its obligations under Section 3.01(e)(ix); provided, however, that (A) if a Lender assigns or transfers any of its rights or obligations under the Loan Documents to an assignee Lender (or designates a new Lending Office), and at the date of such assignment or transfer (or designation of a new Lending Office) an Irish Borrower would be obliged to make an increased payment to such assignor Lender under Section 3.01(a), then such assignee Lender shall be entitled to receive increased

James Hardie Credit Agreement

payments under Section 3.01(a) from such Irish Borrower to the same extent such assignor Lender would have been entitled to if the assignment or transfer (or designation of new Lending Office) had not occurred; (B) the applicable Irish Borrower shall be required to make increased payments under Section 3.01(a) to a Lender that is an assignee pursuant to a request by the applicable Borrower under Section 3.06, and (C) the applicable Irish Borrower shall be required to make increased payments to a Lender under Section 3.01(a) with respect to any Taxes arising as a result of an Irish Borrower failing to comply with its obligations under Section 3.01(e)(ix).

(vii) Upon request from an Irish Borrower, each Lender with respect to a Loan to an Irish Borrower shall promptly provide such information as shall be reasonably requested to enable such Irish Borrower to verify that such Lender is an Irish Qualifying Lender and to comply with the provisions of sections 891A and 891E of the TCA (or any regulations made in respect of or in connection with such sections).

(viii) Each Treaty Lender and each applicable Irish Borrower that makes a payment to which that Treaty Lender is entitled shall cooperate in completing any procedural formalities as may be necessary or advisable for such Irish Borrower to obtain authorization to make such payment without any Tax deduction imposed under the laws of Ireland.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

James Hardie Credit Agreement

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Agent through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue LIBOR Loans or to convert Base Rate Committed Loans to LIBOR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If in connection with any request for a LIBOR Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Loan, or (ii) adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) (i) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such

James Hardie Credit Agreement

Lenders of funding such LIBOR Loan, the Administrative Agent will promptly so notify the Borrower Agent and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended, (to the extent of the affected LIBOR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR component of the Base Rate, the utilization of the LIBOR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) (i) of this section, the Administrative Agent, in consultation with the Borrower Agent and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower Agent that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower Agent written notice thereof.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

James Hardie Credit Agreement

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower Agent shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate

James Hardie Credit Agreement

such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower; or

(c) any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower Agent pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Loan made by it at the LIBOR for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to any Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of such Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires a Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower Agent such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

James Hardie Credit Agreement

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower Agent may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and each Loan Party and the Parent;

(ii) a Note executed by each Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party and the Parent as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party or the Parent is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party and the Parent is duly organized or formed, and that each Loan Party is validly existing, in good standing (to the extent good standing is applicable) and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of (i) Dentons US LLP, counsel to the Loan Parties and the Parent and (ii) local counsel to the Loan Parties and the Parent located in Bermuda, Ireland and Nevada, each addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;

James Hardie Credit Agreement

(vi) a certificate of a Responsible Officer of each Loan Party and the Parent either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the Parent and the validity against such Loan Party and the Parent of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower Agent certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of the Consolidated Net Leverage Ratio as of the last day of the fiscal quarter of the Parent most recently ended prior to the Closing Date;

(viii) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Parent ended on September 30, 2015, signed by a Responsible Officer of the Borrower Agent; and

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between each Borrower and the Administrative Agent).

(d) The Borrowers shall have terminated all commitments and shall have repaid all amounts accrued under the Bilateral Credit Facilities.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

James Hardie Credit Agreement

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of LIBOR Loans) is subject to the following conditions precedent:

(a) The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of LIBOR Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Each Loan Party and, solely with respect to Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.06, 5.12, 5.13, and 5.15, the Parent represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. The Parent and each Loan Party (a) is duly organized or formed and is validly existing or the local equivalent under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing or the local equivalent, if any under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Parent and each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not

James Hardie Credit Agreement

(a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Parent or any Loan Party of this Agreement or any other Loan Document that has not been given or provided.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Parent and each Loan Party that is party thereto, as applicable. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation enforceable against the Parent and each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to equitable principles (regardless of whether enforcement is sought in equity or at law).

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheets of the Parent and its Subsidiaries dated September 30, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Parent and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

James Hardie Credit Agreement

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent or any Loan Party threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on the Parent or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07 No Default. No Loan Party or any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Environmental Compliance. Each Loan Party and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof such Loan Party has reasonably concluded that, except as specifically disclosed in Schedule 5.08, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged and each Borrower will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling a Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10 Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

James Hardie Credit Agreement

5.11 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.12 OFAC. None of the Parent, any Loan Party, any of its Subsidiaries, any director or officer, or any employee, agent, or Affiliate, of the Parent, any Loan Party or any of its Subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, Department of Foreign Affairs and Trade of the Commonwealth of Australia, the Hong Kong Monetary Authority, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, the Crimea Region, Cuba, Iran, North Korea, Sudan and Syria.

5.13 Anti-Corruption Laws. None of the Parent, each Borrower, nor to the knowledge of any Loan Party or the Parent, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Parent or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Parent, each Loan Party and, to the knowledge of each Loan Party, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. No part of the proceeds of the Loans will be used, directly or indirectly, for any payment that could constitute a violation of any applicable anti-bribery law.

5.14 Pari Passu Ranking. Each Loan Party’s obligations under this Agreement and the other Loan Documents, will, upon the execution and delivery thereof, respectively, rank pari passu, without preference or priority, with all of the other outstanding unsecured and unsubordinated Indebtedness of such Loan Party.

5.15 Holding Company. (a) The Parent does not have any material liabilities other than (i) creditors, provisions and indemnities incidental to its activities as a holding company without a material operating business; (ii) liabilities under this Agreement, the Common Terms Deed Poll, and its liabilities (if any) under the Guarantee Trust Deed and the Intercreditor Deed; (iii) liabilities under the AFFA; (iv) liabilities in relation to taxation; and (v) liabilities to shareholders in their capacity as such not prohibited under the AFFA and (b) the only Person (excluding Holdings) which is a Subsidiary of the Parent, and not also a Subsidiary of Holdings, is JH Insurance.

James Hardie Credit Agreement

ARTICLE VI. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent for distribution to each Lender, in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(b), the Loan Parties shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of such Loan Party to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

James Hardie Credit Agreement

6.02 Certificates; Other Information. Deliver to the Administrative Agent for distribution to each Lender, in form and detail satisfactory to the Administrative Agent for distribution to the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower Agent (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent or the Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which the Parent or the Loan Parties may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Parent or any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(d) promptly, and in any event within five Business Days after receipt thereof by the Parent or any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC or the Australian Securities and Investments Commission (or comparable agency in any other applicable jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Parent or any Loan Party or any Subsidiary thereof; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Parent or any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or such Loan Party posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower Agent shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and (ii) the Borrower Agent shall provide to the Administrative Agent or any Lender by electronic mail electronic versions (i.e., soft copies) of

James Hardie Credit Agreement

such documents upon its request to the Borrower Agent to deliver such electronic versions. The Administrative Agent shall have no obligation to request the delivery of or to maintain electronic copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower Agent with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its electronic copies of such documents.

The Parent and the Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Parent and the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent and each Loan Party or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent and the Loan Parties hereby agree that so long as the Parent or any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent and the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent and each Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender (by facsimile or electronic mail):

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Loan Parties or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Loan Parties or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Loan Parties or any Subsidiary, including pursuant to any applicable Environmental Laws which, in each case, if adversely determined, would have a Material Adverse Effect;

James Hardie Credit Agreement

(c) of any material change in accounting policies or financial reporting practices by the Loan Parties or any Subsidiary, including any determination by the Loan Parties referred to in Section 2.10(b) (it being understood notice pursuant to this subsection shall not be required prior to the time of any disclosure requirement under Item 304 of Regulation S-K, Item 4.02 of Form 8-K or comparable disclosure requirements for accounting changes under applicable law); and

(d) of any material amendment to the AFFA (it being understood notice pursuant to this subsection shall not be required prior to the time of any disclosure requirement under Item 1.01 of Form 8-K or comparable disclosure requirements for the entry into material agreements under applicable law).

Each notice pursuant to this Section 6.03(a) and (b) shall be accompanied by a statement of a Responsible Officer of such Loan Party setting forth details of the occurrence referred to therein and stating what action such Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent and the Loan Parties or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and, as applicable, good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

James Hardie Credit Agreement

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender (which shall be coordinated through the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Loan Parties; provided, however, that (i) there shall be no more than one such visit per calendar year for as long as no Event of Default shall have occurred during such calendar year and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes (including working capital, refinance of existing debt, acquisitions, capital expenditures and distributions) not in contravention of any Law or of any Loan Document.

6.12 Additional Guarantors. If, following any transaction permitted under this Agreement, the Consolidated Adjusted EBITDA constitutes less than 70% of the Group Adjusted EBITDA as of the date of the most recent financial statements delivered pursuant to Section 6.01 and giving pro forma effect to such transaction, Borrower Agent shall notify the Administrative Agent, and promptly thereafter (and in any event within 30 days), cause, in its sole discretion, one or more Qualifying Subsidiaries to (a) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, such that after giving pro forma effect to each joinder of a Guarantor pursuant to this subsection (a), the Consolidated Adjusted EBITDA constitutes at least 70% of the Group Adjusted EBITDA, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Qualifying Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, each designation of an additional Guarantor pursuant to this Section 6.12 shall be accompanied by a designation by the Board of Directors of Holdings making such Guarantor a Restricted Subsidiary for all purposes of this Agreement.

James Hardie Credit Agreement

6.13 Continued Listing on the ASX/NYSE. Ensure at all times that the common stock Equity Interests of the Parent continue to be listed on the New York Stock Exchange and the Australian Stock Exchange.

ARTICLE VII. NEGATIVE COVENANTS

A. COVENANTS OF THE LOAN PARTIES. So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

James Hardie Credit Agreement

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(j) Other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed the greater of (i) 10% of Consolidated Net Tangible Assets and (ii) $250,000,000.

7.02 Investments. Make any Investments, except:

(a) Investments held by such Loan Party or such Subsidiary in the form of cash equivalents;

(b) advances to officers, directors and employees of the Loan Parties and Subsidiaries in an aggregate amount not to exceed $10 million at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of the Loan Parties in any wholly-owned Subsidiary and Investments of any wholly-owned Subsidiary in the Loan Parties or in another wholly-owned Subsidiary.

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03; and

(f) Other Investments so long as, after consummation thereof, no Default is continuing and the Borrowers are in compliance with Section 7.06.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity,

James Hardie Credit Agreement

collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) Guarantees of (i) a Loan Party in respect of Indebtedness otherwise permitted hereunder of the other Loan Parties and (ii) Indebtedness of Subsidiaries which are not Loan Parties, provided that the aggregate principal amount of Indebtedness at any time outstanding guaranteed in accordance with this clause (ii) shall not exceed $50 million;

(d) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50 million;

(e) Indebtedness described in 7.01(j); and

(f) Other unsecured Indebtedness.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, unless (i) otherwise permitted under the Indenture as in effect on the Closing Date, or (ii) so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) a Loan Party, provided that such Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; provided that the surviving Person shall be organized in the United States, the Republic of Ireland, Australia or Canada or in any other jurisdiction in which a Loan Party or wholly-owned Subsidiary is organized as of the Closing Date; provided further that any merger of any Restricted Subsidiary with an Unrestricted Subsidiary in which the Unrestricted Subsidiary is the surviving Person shall comply with Section 7.06; and

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Loan Parties or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be a Loan Party or a wholly-owned Subsidiary; provided further that any Disposition of all or substantially all of the assets of any Restricted Subsidiary to an Unrestricted Subsidiary shall comply with Section 7.06.

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Notwithstanding the foregoing or any provision contained in the Indenture, no legal opinion shall be required to be delivered in connection with any merger, dissolution, liquidation, consolidation or disposal of assets permitted hereunder or thereunder.

7.05 Dispositions. (a) Make any Disposition or enter into any agreement to make any Disposition, other than as set forth in subsection (c), unless:

(1) Holdings or such Restricted Subsidiary receives consideration at least equal to the fair market value (such fair market value to be determined in good faith by Holdings on the date of contractually agreeing to such Disposition) of the equity and assets subject to such Disposition; and

(2) at least 75% of the consideration received by Holdings or such Restricted Subsidiary is in the form of cash or cash equivalents, Additional Assets or any combination thereof (collectively, the “Cash Consideration”).

(b) For the purposes of this Section 7.05, the following are deemed to be Cash Consideration:

(1) any liabilities (as reflected on the Consolidated Group’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Consolidated Group’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by Holdings) of Holdings or such Restricted Subsidiary (other than contingent liabilities) that are assumed by the transferee of any such assets;

(2) any securities, notes or other obligations received by Holdings or any Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or cash equivalents within 180 days after such Disposition, to the extent of the cash and cash equivalents received in that conversion; and

(3) any Designated Non-cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause that has at that time not been converted into cash or a cash equivalent, not to exceed the greater of $100.0 million and 5.0% of Consolidated Net Tangible Assets (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(c) JHT may not make any Disposition of any Intellectual Property unless the Disposition:

(1) is of obsolete assets no longer required or useful for its business;

James Hardie Credit Agreement

(2) is in the ordinary course of business; provided that such Dispositions in the aggregate do not exceed 10% of the fair market value of its Intellectual Property in any fiscal year; or

(3) occurs with the prior consent of the Required Lenders.

For the avoidance of doubt, nothing in this clause 7.05(c) restricts or prohibits any distribution by JHT of cash or inter-company receivables to a shareholder of JHT through dividends or the making of subordinated loans.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing or would result therefrom, the Loan Parties and their Subsidiaries may make Restricted Payments to the extent permitted by the Indenture; provided, however, that, so long as no Default is continuing and would not result therefrom, the limitations set forth in this Section 7.06 shall cease to apply upon the first date on which (a) the Corporate Rating from S&P is at least BBB- and the Corporate Rating from Moody’s is at least Baa3, or (b) all obligations and indebtedness of any Loan Party pursuant to the Indenture have been terminated or repaid, respectively.

7.07 Change in Nature of Business. No Loan Party or its Restricted Subsidiaries shall engage in business in any industry sector substantially different from the industry sector in which such Loan Party and its Restricted Subsidiaries conducts business on the date hereof.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09 Burdensome Agreements. (a) Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (x) limits the ability (i) of any Subsidiary to make Restricted Payments to any Loan Party or any Guarantor or to otherwise transfer property to any Loan Party or any Guarantor or (ii) of any Loan Party or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (ii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Sections 7.03(d) and (e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (y) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; or

(b) Enter into or permit to exist Pari Passu Indebtedness unless such Indebtedness permits the Obligations to be secured on no more restrictive terms than as set forth in Section 4.11(5) (and corresponding other provisions) of the Indenture in effect as of the Closing Date; or

(c) Enter into any guarantee, indemnity or other form of financial support in relation to the obligations under the AFFA of the Performing Subsidiary, other than as existing as of the Closing Date.

James Hardie Credit Agreement

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Parent to be less than 3.25:1.00; and

(b) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio at any time during any period of four fiscal quarters of the Parent set forth below to be greater than 3.00:1.00; provided such ratio shall be reset to 3:25:1.00 after a Material Acquisition for a period of twelve months from the date of such Material Acquisition.

7.12 Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Credit Extension, whether as underwriter, advisor, investor or otherwise).

7.13 Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in other jurisdictions.

B. COVENANTS OF THE PARENT. So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Parent shall not, directly or indirectly:

7.01 AFFA Amendments. Voluntarily agree to any amendment to the AFFA, the primary effect of which is to increase the mandatory annual funding obligations of the Performing Subsidiary (as defined in the AFFA). Notwithstanding the foregoing, other than as described above with respect to the proposed changes to mandatory annual payment obligations under the AFFA, the Loan Parties shall not be restricted in any manner whatsoever from their ability to amend the AFFA in any other respect and to make payments, including prepayments, or otherwise exercise their respective rights and comply with their respective obligations under the AFFA in their sole discretion.

James Hardie Credit Agreement

7.02 Change in Nature of Business. (a) Engage in business in any industry sector substantially different from the industry sector in which Parent conducts business on the date hereof.

(b) permit to exist any material liabilities other than those listed in Section 5.15;

(c) directly or indirectly, hold any material assets, other than through Holdings and, provided, that for the avoidance of doubt, neither any Unrestricted Subsidiary nor JH Insurance and its assets constitute “material assets” for the purposes of this clause; and

(d) permit any Person other than JH Insurance to be a Subsidiary of the Parent unless such Person is also a Subsidiary of Holdings.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation; provided, any failure to pay that would otherwise constitute an Event of Default under this Section 8.01(a)(i) shall not result in an Event of Default if (x) such failure is attributable solely to an administrative or technical error; (y) the Borrower can demonstrate to the reasonable satisfaction of the Administrative Agent that sufficient funds were available to enable the Borrower to make the relevant payment when due; and (z) such default is remedied within one (1) Business Day, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party or the Parent fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.12 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower, any other Loan Party or the Parent herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

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(e) Cross-Default. (i) Any Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues for 3 Business Days in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Borrower or any Material Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount

James Hardie Credit Agreement

(to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the

James Hardie Credit Agreement

provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

James Hardie Credit Agreement

ARTICLE IX. ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints HSBC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

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(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to each Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any default or event of default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders or L/C Issuer, unless the Administrative Agent shall have received written notice from a Lender, L/C Issuer or the Borrower referring to this Agreement, describing such default or event of default and stating that such notice is a “Notice of Default” or “Notice of Event of Default”. The Administrative Agent will notify the Lenders and L/C Issuer of its receipt of any such notice. The Administrative Agent shall take such action with respect to such default or event of default as may be directed by the Required Lenders in accordance with the terms of the Agreement; provided, however that unless and until the Administrative Agent has received any such direction by Required Lenders, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such default or event of default as it shall deem advisable or in the best interest of the Lenders and L/C Issuer.

In no event shall the Administrative Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under the Agreement.

The Administrative Agent shall be entitled to take any action or refuse to take any action which the Administrative Agent regards as necessary for the Administrative Agent to comply with any applicable law, regulation or court order.

The Administrative Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

James Hardie Credit Agreement

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which the Administrative Agent in its individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of the Administrative Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Agreement without further action.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall

James Hardie Credit Agreement

have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower Agent and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

James Hardie Credit Agreement

(d) If HSBC Bank plc resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower Agent of a successor Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and (b) the retiring Swing Line Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered but not obligated, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

James Hardie Credit Agreement

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Guaranty Matters. Without limiting the provisions of Section 9.09, The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will direct in writing the Administrative Agent to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X. GUARANTY

10.01 Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of each Borrower to the Guaranteed Parties, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Guaranteed Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the

James Hardie Credit Agreement

Obligations which might otherwise constitute a defense to the obligations of each Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders. Each Guarantor consents and agrees that the Guaranteed Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; and (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of each Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of each Guarantor.

10.03 Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of any Borrower; (b) any defense based on any claim that each Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting each Guarantor’s liability hereunder; (d) any right to proceed against any Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Guaranteed Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Guaranteed Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

10.05 Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments are terminated. If any amounts are paid to each Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Guaranteed Parties to reduce the amount of the Obligations, whether matured or unmatured.

James Hardie Credit Agreement

10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or each Guarantor is made, or any of the Guaranteed Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Guaranteed Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Guaranteed Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10.07 Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Borrower owing to each Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to such Guarantor as subrogee of the Guaranteed Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Guaranteed Parties so request, any such obligation or indebtedness of any Borrower to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Guaranteed Parties and the proceeds thereof shall be paid over to the Guaranteed Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against each Guarantor or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by the Guaranteed Parties.

10.09 Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other guarantor such information concerning the financial condition, business and operations of such Borrower and any such other guarantor as such Guarantor requires, and that none of the Guaranteed Parties has any duty, and such Guarantor is not relying on the Guaranteed Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of any Borrower or any other guarantor (such Guarantor waiving any duty on the part of the Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).

10.10 Limitations with respect to Irish Guarantors. (a) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the obligations of any

James Hardie Credit Agreement

Irish Guarantor, under or pursuant to Section 10.01 (Guaranty) shall exclude any obligation to the extent that it would result in the relevant obligation constituting unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act 2014 (the “Irish Companies Act”).

(b) The guarantee granted by any Irish Guarantor under Section 10.01 (Guaranty) shall only apply in respect of the obligations of a Loan Party to the extent that such Loan Party is a holding company of such Irish Guarantor, a subsidiary of such Irish Guarantor or a subsidiary of the holding company of such Irish Guarantor. For the purposes of this paragraph (b), the terms “holding company”, and “subsidiary” shall have the meanings given to them in Sections 8 and 7, respectively, of the Irish Companies Act.

10.11 Keepwell. Each Guarantor that is a Qualified ECP Guarantor (as defined below) at the time this Guaranty or at the time the grant of the security interest under the Loan Documents, in each case, by any Loan Party, becomes effective with respect to any Swap Contract, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each other Loan Party with respect to such Swap Contract as may be needed by such Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Contract (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10.11 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 10.11 to constitute, and this Section 10.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each other Loan Party for all purposes of the Commodity Exchange Act. “Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI. MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Loan Party, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) or Section 2.13 without the written consent of each Lender;

James Hardie Credit Agreement

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

James Hardie Credit Agreement

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Parent, any Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower Agent may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

James Hardie Credit Agreement

function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to each Borrower or its securities for purposes of United States Federal or state securities laws.

James Hardie Credit Agreement

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower Agent even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders).

James Hardie Credit Agreement

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of one counsel for the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and, a single firm of local counsel in each appropriate jurisdiction (and, in the case of an actual or perceived conflict of interest where the Administrative Agent, any Lender or the L/C Issuer affected by such conflict notifies Borrower Agent of the existence of such conflict and, thereafter, one additional law firm in each applicable jurisdiction).

(b) Indemnification by the Borrower. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by each Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to each Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to

James Hardie Credit Agreement

the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 3.01(c), this Section 11.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnitee is entitled to indemnification under this Section 11.04. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

James Hardie Credit Agreement

11.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

James Hardie Credit Agreement

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment.

James Hardie Credit Agreement

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to any Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Agent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the

James Hardie Credit Agreement

Borrower Agent (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower Agent (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower Agent or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or any Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

James Hardie Credit Agreement

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time HSBC Bank plc assigns all of its Commitment and Loans pursuant to subsection (b) above, HSBC Bank

James Hardie Credit Agreement

plc may, (i) upon 30 days’ notice to the Borrower Agent and the Lenders, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by a Borrower to appoint any such successor shall affect the resignation of HSBC Bank USA Swing Line Lender. If HSBC Bank USA resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender,.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to each Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating each Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower Agent or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Borrower or any

James Hardie Credit Agreement

Subsidiary, provided that, in the case of information received from any Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower Agent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the

James Hardie Credit Agreement

Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If the Borrower Agent is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower Agent may, at its sole expense and effort, upon

James Hardie Credit Agreement

notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling any Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE PARENT, EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR

James Hardie Credit Agreement

ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE PARENT, EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

James Hardie Credit Agreement

ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrowers and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State

James Hardie Credit Agreement

Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower Agent that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the relevant Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

11.20 Designation as Senior Debt. All Obligations shall be designated “Pari Passu Indebtedness” for purposes of and as defined in the Indenture and all supplemental indentures thereto.

James Hardie Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

JAMES HARDIE INTERNATIONAL FINANCE LIMITED, as a Borrower

By:	/s/ Lorcan Murtagh
Name:	Lorcan Murtagh
Title:	Authorized Person

By:	/s/ Natasha Mercer
Name:	Natasha Mercer
Title:	Authorized Person

1

JAMES HARDIE BUILDING PRODUCTS INC., as a Borrower

By:	/s/ Joseph Blasko
Name:	Joseph Blasko
Title:	Secretary

By:	/s/ Matthew Marsh
Name:	Matthew Marsh
Title:	CFO

2

JAMES HARDIE INTERNATIONAL GROUP LIMITED, as a Guarantor

By:	/s/ Lorcan Murtagh
Name:	Lorcan Murtagh
Title:	Authorized Person

By:	/s/ Natasha Mercer
Name:	Natasha Mercer
Title:	Authorized Person

3

JAMES HARDIE TECHNOLOGY LIMITED, as a Guarantor

By:	/s/ James Lenney
Name:	James Lenney
Title:	Authorized Person

By:	/s/ Lorcan Murtagh
Name:	Lorcan Murtagh
Title:	Authorized Person

4

JAMES HARDIE INDUSTRIES PLC
as the Parent (solely for purposes of its representations made in Article V and its covenants set forth in Article VII)

By:	/s/ Natasha Mercer
Name:	Natasha Mercer
Title:	Authorized Person

By:	/s/ Matthew Marsh
Name:	Matthew Marsh
Title:	CFO

5

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Thomas Hou
Name:	Thomas Hou
Title:	Managing Director

6

HSBC BANK PLC, as a Lender and Swing Line Lender

By:	/s/ Alan Duffy
Name:	Alan Duffy
Title:	CEO and Head of Wholesale Banking HSBC Ireland

By:	/s/ John O’Connor
Name:	John O’Connor
Title:	Country Head of Subsidiary Banking

7

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Aaron Marks
Name:	Aaron Marks
Title:	Senior Vice President

8

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and L/C Issuer

By:	/s/ Michael Bennett
Name:	Michael Bennett
Title:	Vice President

9

COMMONWEALTH BANK OF AUSTRALIA, as a Lender and Documentation Agent

By:	/s/ Chris Dirckze
Name:	Chris Dirckze
Title:	Associate Director

10

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven L. Sawyer
Name:	Steven L. Sawyer
Title:	Senior Vice President

11

SCHEDULE 1.01(B)

BILATERAL CREDIT FACILITIES

Lender	Borrower	Amount		Expiration Date
HSBC Bank Plc	JHIFL and JHBPI	US$	50,000,000	April 29, 2019

HSBC Bank Plc	JHIFL and JHBPI	US$	40,000,000	March 27, 2019

Wells Fargo Bank, National Association	JHIFL and JHBPI	US$	75,000,000	April 29, 2016

Wells Fargo Bank, National Association	JHIFL and JHBPI	US$	50,000,000	May 24, 2019

Bank of America, N.A.	JHIFL and JHBPI	US$	125,000,000	November 28, 2017

Commonwealth Bank of Australia	JHIFL and JHBPI	US$	25,000,000	May 23, 2019

Commonwealth Bank of Australia	JHIFL and JHBPI	US$	75,000,000	April 27, 2016

Commonwealth Bank of Australia	JHIFL and JHBPI	US$	75,000,000	April 27, 2017

Westpac Banking Corporation	JHIFL and JHBPI	US$	50,000,000	March 25, 2016

Westpac Banking Corporation	JHIFL and JHBPI	US$	25,000,000	April 28, 2017

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
HSBC Bank plc	$122,500,000.00	24.50%
Bank of America, N.A.	$117,500,000.00	23.50%
Wells Fargo Bank, National Association	$117,500,000.00	23.50%
Commonwealth Bank of Australia	$117,500,000.00	23.50%
US Bank, National Association	$25,000,000.00	5.00%
Total	$500,000,000.00	100.00%

SCHEDULE 2.03

EXISTING LETTERS OF CREDIT

Letter of Credit issued by Wells Fargo Bank, National Association for the benefit of The Travelers Indemnity Company with James Hardie Building Products Inc. as applicant in the amount of US#2,300,000.

Letter of Credit issued by Wells Fargo Bank, National Association for the benefit of State of Nevada Department of Conservation & National Resources Division of Environmental Protection with James Hardie Building Products Inc. as applicant in the amount of US$100,000.

SCHEDULE 5.05

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

All material indebtedness and other liabilities, direct or contingent, of the Parent and its consolidated Subsidiaries set for in interim financial statements of Parent, dated September 30, 2015, attached hereto.

SCHEDULE 5.06

LITIGATION

General New Zealand Weathertightness Claims

As disclosed in the Annual Report on Form 20-F for the fiscal year ended March 31, 2015, Parent’s New Zealand subsidiaries have been and, at times, continue to be joined in a number of construction defect claims in New Zealand that relate to residential buildings (single and multi-family dwellings) and a small number of non-residential buildings, primarily constructed from 1998 to 2004. The claims have often involved multiple parties and alleged that losses were incurred due to excessive moisture penetration of the buildings’ structures. The claims have typically included allegations of poor building design, inadequate certification of plans, inadequate construction review and compliance certification and deficient work by sub-contractors.

Putative Auckland Harditex and Titan Representative Actions

In March 2015, an Auckland, New Zealand-based lawyer made statements in the media that she is seeking potential claimants to participate in a representative action (a New Zealand proceeding similar to, but less broad than, a class action) against James Hardie’s New Zealand subsidiaries seeking up to NZ$100 million in respect of alleged weathertightness damage to buildings. She has stated that the proposed action would be against “the manufacturers of plaster and polystyrene cladding, including James Hardie.” Her media statements have made reference to James Hardie New Zealand’s Harditex and Titan products and she has indicated that a London-based litigation funder was supportive of the putative claim.

Separately, a Wellington, New Zealand-based firm has filed two product liability claims on behalf of two plaintiffs with regard to Harditex cladding, in which the plaintiffs allege that the system (the combination of the products and the installation guide) is defective. The plaintiffs then applied to the court to consolidate the two claims, and then have them proceed as a representative action. Eighteen additional homeowners were identified who may join the action and the plaintiffs’ firm has indicated that they may obtain instructions from several hundred other homeowners who have experienced similar issues and may seek to join the representative action. The plaintiffs’ firm has also advised the court that they may be instructed by other homeowners to launch a separate representative action with regard to Titan, but they have not advanced this matter to date.

James Hardie’s subsidiaries have taken the position that the claims that have been filed and proposed by plaintiffs raise limitation defenses and have filed the requisite court documents asserting such arguments.

In re: Hardieplank Fiber Cement Siding Litigation

As disclosed in the Annual Report on Form 20-F for the fiscal year ended March 31, 2015, since March 30, 2011, thirteen (13) individual putative class action complaints seeking national class action status have been filed in various federal district courts around the United States against JHBP. The complaints have been filed in multiple jurisdictions, including: California (3), Illinois (3), Minnesota (2), Florida (1), Ohio (1), Virginia (1), Wisconsin (1) and Colorado (1).

Of the thirteen complaints, only one (1) was filed in FY2015. All thirteen cases listed above are now part of a Multidistrict Litigation (MDL) action captioned as In re: Hardiplank Fiber Cement Siding Litigation, Case No. 12-md-2359, United States District Court for Minnesota. JHBP believes it has meritorious defenses to each lawsuit and in opposition to class certification, and intends to vigorously defend the actions.

Wowk v. James Hardie Industries plc

On July 11, 2014, JHBP received notice of a new lawsuit captioned Timothy Wowk v. James Hardie Industries plc and James Hardie Building Products Inc. that was filed on June 19, 2014 in the Ontario Superior Court of Justice, Ontario, Canada (“Wowk”). The Wowk claims arise from a single family residence Kingston, Ontario. Wowk seeks to proceed under claims for: i) deceptive and unfair practices under various Canadian Provincial consumer protection acts; ii) negligence; and iii) breach of warranty. In the complaint, Wowk seeks to pursue his claims as a class representative under the Canadian Class Proceedings Act and is seeking damages in excess of CAD$50,000,000.

SCHEDULE 5.08

ENVIRONMENTAL MATTERS

All liabilities, claims and other obligations of Parent and the Performing Subsidiary set forth under the terms of the AFFA and the documents and agreements entered into in connection therewith.

SCHEDULE 7.01

EXISTING LIENS

Debtor	Secured Party	Jurisdiction	File Date	File Number	Collateral Summary
James Hardie Building Products Inc.	Key Equipment Finance Inc.	Nevada Secretary of State	July 16, 2007 Continuation filed April 28, 2012	2007022563-4	(4) 2007 HYNDAI HDF70-7s Forklifts,

James Hardie Building Products Inc.	NMHG Financial Services, Inc.	Nevada Secretary of State	November 23, 2009 Continuation filed July 11, 2014 Amendment filed March 13, 2015	2009028340-2	Equipment

James Hardie Building Products, Inc.	UFP Western Division, Inc.	Nevada Secretary of State	January 14, 2011	2011001073-9	Wooden Pallets

James Hardie Building Products Inc.	GE Capital Commercial Inc.	Nevada Secretary of State	January 18, 2011	2011001249-2	Covers 1 Skid-Steer Loader Model #S70 S/N: A3W613268

James Hardie Building Products	Stiles Machinery, Inc.	Nevada Secretary of State	February 17, 2011 Terminated March 25, 2015	2011004038-8	One (1) Makor Edge Sander, LC6

James Hardie Building Products Inc.	GE Capital Commercial Inc.	Nevada Secretary of State	April 5, 2011	2011008389-5	Covers 1 Skid-Steer Loader Model #S850 S/N ACS711209

James Hardie Building Products Inc.	Samuel Strapping Systems, Inc.	Nevada Secretary of State	April 27, 2011	2011010463-7	Consigned inventory

James Hardie Building Products Inc.	Bank of the West, Trinity Division	Nevada Secretary of State	May 17, 2011	2011012808-1	(2) 2011 Cushman 84065 Hailsters SN: 840650002696 & 840650001697

Debtor	Secured Party	Jurisdiction	File Date	File Number	Collateral Summary
James Hardie Building Products	Stiles Machinery, Inc.	Nevada Secretary of State	January 10, 2012 Terminated March 25, 2015	2012000751-8	One (1) Heesemann Profile Sander, Model: UKP 20

James Hardie Building Products	Stiles Machinery, Inc.	Nevada Secretary of State	February 3, 2012 Terminated March 25, 2015	2012003100-2	Two (2) Heesemann Profile Sander, Model: UKP 20

James Hardie Building Products, Inc.	Atlantic Machinery and Equipment, Inc.	Nevada Secretary of State	May 4, 2012	2012012201-7	One (1) Taylor Forklift, model TX300S, Sn/N 35579 equipped with a 13’ UV Mast, 100” wide Carriage with side shift, Fork Positioners, Cab with Air Conditioning and 3 1⁄2” X 8” X 96” forks.

James Hardie Building Products Inc.	NMHG Financial Services, Inc.	Nevada Secretary of State	July 11, 2012	2012018920-7	Equipment

James Hardie Building Products Inc.	QA Group LLC Union Bank	Nevada Secretary of State	August 8, 2012	2012021367-8	Quantity Equipment Description 1 Agilent G3241A 5975C VL MSD/DS Diffusion-Pump El Bundle includes G3170A MSD with inert El source, MSD ChemStation SW, PC, and LaserJet printer. 1 Agilent G3397A Ion Gauge Controller 1 Agilent G3442A 7890A GC for 5975C series MSD with Split/splitless Capillary EPC Inlet (112), MSD Interface (201), LAN and ALS interface. Includes 1 Frontier PY-3030D-110 Multi-Mode Pyrolyzer 110 VAC 1 Frontier PY-K7890 PY Installation Kit 1 Diablo Analytical 3 Way Switchover Valve 1 Frontier MS402180 Vent

Debtor	Secured Party	Jurisdiction	File Date	File Number	Collateral Summary
Free GC/MS Adapter Kit 1 “Frontier PY-1110E-101 F-Search Ver 3.1 All-in-One - includes F-Search Ver 3.1 Search Software and all libraries (PY-1111E-101 F-Search Software, PY-1112E Pyrolyzate-MS09B Library)

James Hardie Building Products Inc.	Plainscapital Bank	Nevada Secretary of State	August 13, 2012 Amendment Dated September 6, 2012	2012021732-3

(122) Hytera PD-702 Digital Portable UHF Radios (with battery, antenna, charger, clip) (3) Hytera MD782 Mobiles for Desk with Desk Mic (3) Hytera MD782 Mobiles (no install) (116) External Mics (68) Radio Pouch (10) 12 Bank Fuel Pad (55) HYT Battery Pack 200 mah (122) Engraving of Radios (5) Antennas (5) Belt Clips

Amendment to restate collateral description to add S/Ns

James Hardie Building Products, Inc.	Samsung C&T America, Inc.	Nevada Secretary of State	August 15, 2012	2012022023-1	All hydroxyethyl methyl cellulose materials

James Hardie Building Products Inc.	Raymond Leasing Corporation	Nevada Secretary of State	September 11, 2012	2012024190-6	All material handling equipment and associated accessories,

James Hardie Building Products Inc.	Wells Fargo Bank, N.A.	Nevada Secretary of State	November 2, 2012	2012028978-0	4 used Columbia Payloaders BC3-L serial numbers B3LE4-4UJ0133-136.

James Hardie Building Products Inc.	Vendor Lease Management Group	Nevada Secretary of State	November 21, 2012	2012030487-3	Horiba Instruments Incorporated 1-LA-950A2 Laser Scattering Particle Size Analyzer with Aquaflow Pump System ECCN-3A992, Schedule B 9032808080 1-LA-950 Analyzer Bridge Kit 1-Powerderjet Dry Feeder System, Computer

Debtor	Secured Party	Jurisdiction	File Date	File Number	Collateral Summary
James Hardie Building Products Inc.	Union Bank QA Group LLC	Nevada Secretary of State	January 7, 2013	2013000580-7	Quantity Equipment Description 1 Agilent G1312B 1260 Binary Pump with System Took Kit (001) and Starter Kit incl. 0.17mm id cap (002) 1 Agilent 0100-1847 PEEK adapter 1⁄4-28 to 10-32 1 Agilent G1322A 1260 Standard Degasser 1 Agilent G1329B 1260 Infinity Standard Autosampler with flow-through design up to 600 bar. Includes 100-vial (2mL) trav. CAN cable and 100 uL loop. Includes Maintenance kit for G1329B SL (010). 1 Agilent G1316A 1260 Series Thermostatted Column Compartment 1 Agilent G421B 1260 Diode Array Detector includes Max-Light standard cell 10 mm 1 Agilent G4212-60008 Max-Light Cartridge Cell 10mm V(o) 1.0ul 1 Agilent G1362A 1260 Series LC Refractive Index Detector includes 8 uL flow cell and LAN interface and twisted pair cable G1530-61480 1 Agilent G4212-60008 Max-Light Cartridge Cell 10mm V(o)1.0ul 1 Agilent M8360AA OpenLAB CDS 3D UV Add-on 1 Agilent M8380AA OpenLAB CDS ChemStation PC Bundle PC installed with OpenLAB CDS ChemStation Workstation.

Debtor	Secured Party	Jurisdiction	File Date	File Number	Collateral Summary
With LC ChemStation Rev. B.04.03 (403) 1 Agilent 5064-8252 Aqueous SEC start-up kit 1 Agilent PL0570-2000AT Cirrus GPC Software for Chemstation add no for all versions of Chemstation.

James Hardie Building Products, Inc.	Plainscapital Bank	Nevada Secretary of State	January 11, 2013 Amendment dated March 13, 2013	2013001038-9

(67) PD-702 Digital Portable UHF Radios Non-Display (with battery, antenna, charger, clip) (10) PD-782 Digital Portable UHF Radios Display Refurbished from Factory (1) Hytera Digital Repeater (77) Noise Canceling External Mics Includes any accessories, components, features, options, elements and/or attachments as further described on Proposal CP-122112-1.2,

Collateral restated to add Serial Numbers.

James Hardie Building Products Inc.	NMHG Financial Services, Inc.	Nevada Secretary of State	February 1, 2013	2013002966-7	Equipment

James Hardie Building Products, Inc.	Taylor Leasing Corporation	Nevada Secretary of State	October 22, 2013	2013027336-1	Equipment pursuant to Schedule Number 169291000 to Master Lease Agreement dated 12/07/2012 between Secured Party, as lessor, and lessee

James Hardie Building Products, Inc.	Taylor Leasing Corporation	Nevada Secretary of State	October 22, 2013	2013027337-3	Equipment pursuant to Schedule Number 176745000 to Master Lease Agreement dated 12/07/2012 between Secured Party, as lessor, and lessee

James Hardie	Taylor Leasing	Nevada Secretary of	October 22, 2013	2013027338-5	Equipment pursuant to Schedule Number

Debtor	Secured Party	Jurisdiction	File Date	File Number	Collateral Summary
Building Products, Inc.	Corporation	State			176820000 to Master Lease Agreement dated 12/07/2012 between Secured Party, as lessor, and lessee

James Hardie Building Products Inc.	Wells Fargo Bank, N.A.	Nevada Secretary of State	January 9, 2015	2015000655-0	1 0 New 2014 Yale GDP175VXNTUV137 Forklift S/N: B909v01571M

James Hardie Building Products Inc.	Wells Fargo Bank, N.A.	Nevada Secretary of State	February 10, 2015	2015003841-8	1 New 2014 Yale GDP300ECECDV144 Forklift S/N F877E01736M.

James Hardie Building Products Inc.	Wells Fargo Bank, N.A.	Nevada Secretary of State	February 23, 2015	2015004624-9	1 New 2015 Yale GDP300ECECDV144 Forklift S/N F877E01735M

James Hardie International Finance Limited	None

James Hardie International Group Limited	None

James Hardie Technology Limited	None

James Hardie Industries plc	None

SCHEDULE 7.03

EXISTING INDEBTEDNESS

•	All liabilities or obligations existing as of the date hereof under the Bilateral Credit Facilities listed on Schedule 1.01(B).

•	All liabilities or obligations existing as of the date hereof under the Indenture – US$325,000,000

•	All liabilities and obligations existing as of the date hereof under the Existing Letters of Credit:

•	Wells Fargo Bank, National Association, US$100,000 and US$2,300,000

•	All liabilities and obligations secured by Liens as of the Closing Date, as set forth on Schedule 7.01, which is incorporated by reference herein.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

Loan Parties:

James Hardie International Finance Limited

Europa House, Second Floor

Harcourt Centre, Harcourt Street

Dublin 2, Ireland

Attention: Lorcan Murtagh

Telephone: +353 (0)1 411 9880

Facsimile: +353 (0)1 479 1128

Electronic Mail: lorcan.murtagh@jameshardie.com

Taxpayer Identification Number: [9711461G]

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

HSBC Bank USA, National Association

Attn: Loan Agency

425 Fifth Ave.

New York, NY 10018

Phone: 212-525-7253

Fax: 917-229-6659

Email: CTLANY.LoanAgency@us.hsbc.com

Other Notices as Administrative Agent:

L/C ISSUER:

Wells Fargo Bank, National Association

Attn: Standby LC Department

401 N. Research Pkwy.

Winston-Salem, NC 27101

Phone: 336-735-0950

standbylc@wellsfargo.com

SWING LINE LENDER:

HSBC Bank plc

Attn: John O’Connor, Business and Credit Matters

1 Grand Canal Square

Dublin 2, Ireland

Phone: 0035316356690

john.oconnor@hsbc.com

With a copy to:

Attn: Phil Brading, Operational Manager

philbrading@hsbc.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To:	HSBC Bank USA, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of December 10, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among James Hardie International Finance Limited, a private limited company duly incorporated under the laws of Ireland (“JHIFL”), and James Hardie Building Products Inc., a corporation duly incorporated under the laws of Nevada (“JHBP” together with JHIFL, the “Borrowers”), the Lenders from time to time party thereto, HSBC Bank USA, National Association, as Administrative Agent, Wells Fargo Bank, National Association, as L/C Issuer and HSBC Bank plc, as Swing Line Lender.

The undersigned hereby requests (select one):

☐	A Borrowing of Committed Loans ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Committed Loan requested]

4.	For LIBOR Loans: with an Interest Period of months.

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

[Signature Page Follows]

JAMES HARDIE INTERNATIONAL FINANCE LIMITED, as a Borrower

By:
Name:
Title:

By:
Name:
Title:

JAMES HARDIE BUILDING PRODUCTS INC., as a Borrower

By:
Name:
Title:

By:
Name:
Title:

A-1-2

Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	HSBC Bank plc, as Swing Line Lender

HSBC Bank USA, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of December 10, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among James Hardie International Finance Limited, a private limited company duly incorporated under the laws of Ireland (“JHIFL”), and James Hardie Building Products Inc., a corporation duly incorporated under the laws of Nevada (“JHBP” together with JHIFL, the “Borrowers”), the Lenders from time to time party thereto, HSBC Bank USA, National Association, as Administrative Agent, Wells Fargo Bank, National Association, as L/C Issuer and HSBC Bank plc, as Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

[Signature Page Follows]

B-1

Form of Swing Line Loan Notice

JAMES HARDIE INTERNATIONAL FINANCE LIMITED, as a Borrower

By:
Name:
Title:

By:
Name:
Title:

JAMES HARDIE BUILDING PRODUCTS INC., as a Borrower

By:
Name:
Title:

By:
Name:
Title:

B-2

Form of Swing Line Loan Notice

EXHIBIT C

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit and Guaranty Agreement, dated as of December 10, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among James Hardie International Finance Limited, a private limited company duly incorporated under the laws of Ireland (“JHIFL”), and James Hardie Building Products Inc., a corporation duly incorporated under the laws of Nevada (“JHBP” together with JHIFL, the “Borrowers”), the Lenders from time to time party thereto, HSBC Bank USA, National Association, as Administrative Agent, Wells Fargo Bank, National Association, as L/C Issuer and HSBC Bank plc, as Swing Line Lender.

Each Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. [Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, a][A]ll payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

JAMES HARDIE INTERNATIONAL FINANCE LIMITED, as a Borrower

By:
Name:
Title:

By:
Name:
Title:

JAMES HARDIE BUILDING PRODUCTS INC., as a Borrower

By:
Name:
Title:

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	HSBC Bank USA, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of December 10, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among James Hardie International Finance Limited (the “Borrower Agent”), James Hardie Building Products, Inc. (together with the Borrower Agent, the “Borrowers”), James Hardie International Group Limited (“JHIGL”), James Hardie Technology Limited (together with JHIGL, the “Guarantors,” and the Guarantors, together with the Borrowers, collectively, the “Loan Parties”), James Hardie Industries PLC (the “Parent”), the Lenders from time to time party thereto, HSBC Bank USA, National Association, as Administrative Agent, Wells Fargo Bank, National Association, as L/C Issuer and HSBC Bank plc, as Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Borrower Agent, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower Agent has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower Agent has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of each Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Loan Parties during the accounting period covered by such financial statements.

Form of Compliance Certificate

3. A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all of their respective Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Loan Parties contained in Article V of the Agreement and, solely with respect to Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.06, 5.12, 5.13, and 5.15 of the Agreement, the Parent, and any representations and warranties of any Loan Party or the Parent that are contained in any document heretofore furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Agreement.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

[select one:]

[6. Consolidated Adjusted EBITDA during such fiscal period equals or exceeds 70% of the Group Adjusted EBITDA.]

--or--

[6. Consolidated Adjusted EBITDA during such fiscal period is less than 70% of the Group Adjusted EBITDA and Borrower Agent hereby notifies the Administrative Agent that, within 30 days hereof, Borrower Agent shall take or cause such actions to be taken in accordance with Section 6.12 of the Credit Agreement as are specified therein promptly, and in any event not later than 30 days, after the date of this Compliance Certificate.]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of             ,         .

Form of Compliance Certificate

JAMES HARDIE INTERNATIONAL FINANCE LIMITED, as the Borrower Agent

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11(a) – Consolidated Interest Coverage Ratio

A. Consolidated Adjusted EBITDA for the four consecutive fiscal quarter period ending as of the Statement Date (“Subject Period”):

		1.	Consolidated Net Income for Subject Period:	$

		2.	Consolidated Interest Expense for Subject Period:	$

		3	Consolidated Income Tax Expense for Subject Period (other than income tax expense (either positive of negative) attributable to extraordinary gains or losses):	$

		4.	Consolidated Depreciation and Amortization Expense for Subject Period:	$

		5.	Consolidated Non-Cash Charges for Subject Period:	$

		6.	Non- cash items reducing Consolidated Net Income for Subject Period (other than (a) the accrual of revenue consistent with past practice, and (b) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-Cash Charges):	$

(Calculation of Consolidated Adjusted EBITDA shall exclude any Excluded Amounts to the extent such exclusion is not already reflected in the above determinations.)

		7.	Consolidated Adjusted EBITDA (Lines I.A1 + 2 + 3 + 4 + 5 – Line I.A6):	$

	B.	Consolidated Interest Expense for Subject Period:		$

	C.	Consolidated Interest Coverage Ratio (Line I.A.7 ÷ Line I.B):		:1.00

Form of Compliance Certificate

Minimum required: 3.25 : 1.00

[PASS] / [FAIL]

II.	Section 7.11(b) – Consolidated Net Leverage Ratio

	A.	Consolidated Net Debt as of Statement Date:	$

	B.	Consolidated Adjusted EBITDA for Subject Period (Line I.A.7):	$

	C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):	to 1.00

Maximum permitted: 3.00 : 1.00

(or 3.25 : 1.00 for the twelve month period following the date of a Material Acquisition)

[PASS] / [FAIL]

Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.

E-1-1

Form of Assignment and Assumption

Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

        [Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

        [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): James Hardie International Finance Limited and James Hardie Building Products, Inc.

4.	Administrative Agent: HSBC Bank USA, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement: [Credit and Guaranty Agreement, dated as of December 10, 2015, among James Hardie International Finance Limited, a private limited company duly incorporated under the laws of Ireland (“JHIFL”), and James Hardie Building Products Inc., a corporation duly incorporated under the laws of Nevada (“JHBP” together with JHIFL, the “Borrowers”), the Lenders from time to time party thereto, HSBC Bank USA, National Association, as Administrative Agent, Wells Fargo Bank, National Association, as L/C Issuer and HSBC Bank plc, as Swing Line Lender.

6.	Assigned Interest[s]:[6]

Assignor[s][7]	Assignee[s][8]	Facility Assigned[9]	Aggregate Amount of Commitment/Loans for all Lenders[10]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[11]		CUSIP Number
			$	$		%

			$	$		%

			$	$		%

[6]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.
[7]	List each Assignor, as appropriate.
[8]	List each Assignee and, if available, its market entity identifier, as appropriate.
[9]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).
[10]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

E-1-2

Form of Assignment and Assumption

[7.	Trade Date: ][12]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][13]
[NAME OF ASSIGNOR]

By:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][14]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][15] Accepted:

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[13]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[14]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[15]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

E-1-3

Form of Assignment and Assumption

[Consented to:][16]

By:
Title:

[16]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

E-1-4

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[                    ]17

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section                      thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent,

[17]	Describe Credit Agreement at option of Administrative Agent.

E-1-5

Form of Assignment and Assumption

[the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of                      [confirm that choice of law provision parallels the Credit Agreement].

E-1-6

Form of Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

Corporate Trust and Loan Agency

452 Fifth Ave. New York, NY 10018

Tax ID: 20-1177241

ADMINISTRATIVE DETAILS FORM

Deal Name

Please return to Loan Agency, Attn. Yvonne Lin-Lu, by Fax: 1-917-229-6659

1.	EXACT NAME OF LENDER FOR CREDIT AGREEMENT SIGNATURE PAGE INCLUDING PUNCTUATION AND ABBREVIATIONS:

2.	PAYMENT INSTRUCTIONS FOR US DOLLARS (and advising instructions, if any):

3.	CONTACTS - BUSINESS AND CREDIT MATTERS:

Name of Lending Office:

Address:

E-2-1

James Hardie Credit Agreement

Contact Name:
	Telephone No:	Fax:
E-mail Address

Alternate:
	Telephone No:	Fax:
E-mail Address

4.	CONTACTS - OPERATIONAL MATTERS:

Contact:
Address:

	Telephone No:	Fax:
E-mail Address
Alternate:
	Telephone No:	Fax:
E-mail Address

5.	TAXPAYER ID#

If no US Taxpayer ID number, please write “none” above and provide two original copies of Internal Revenue Service Form W-8BEN or W-8ECI.

6.	SEND LEGAL DOCUMENTATION TO:

7.	HSBC PAYMENT INSTRUCTIONS

E-2-2

James Hardie Credit Agreement

Our Standard Settlement Instructions (SSI) are available at the following URL:

http://www.hsbcnet.co.uk/treasury/ssi

Agree to the ‘SSIs Terms of Use’, select ‘I accept these terms’ – Continue

From the following page, select: USA: Loan Agency SSI

Password is: loanagency1

E-2-3

James Hardie Credit Agreement

EXHIBIT F-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement dated as of December 10, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [    ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Agent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Agent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

U.S. Tax Compliance Certificate

EXHIBIT F-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement dated as of December 10, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [    ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

U.S. Tax Compliance Certificate

EXHIBIT F-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement dated as of December 10, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [    ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

U.S. Tax Compliance Certificate

EXHIBIT F-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement dated as of December 10, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [    ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Agent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Agent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]